OPTION AGREEMENT


THIS AGREEMENT is dated for reference the 17th day of November, 2009.

BETWEEN:

     TRANS ATLANTIC METALS AG, a body corporate incorporated pursuant to the laws of Switzerland, and having an office located at c/o Vernati Management Consulting, Sonnhaldenstrasse 26, 6331 Hunenberg (Facsimile number: +41 21 922 24 73)

     ("TAM")

                                                               OF THE FIRST PART

AND

     T.A. METALL, SWEDEN AG, a body corporate incorporated pursuant to the laws of Switzerland and having an office located at Box 24, SE-772, 21 Grangesberg, Sweden

     ("TA Metals")

     (TAM and TA Metals, collectively, the "Optionor")

                                                              OF THE SECOND PART

AND

     URANIUM INTERNATIONAL CORP., a body corporate incorporated pursuant to the laws of the State of Nevada and having an office at 10475 Park Meadows
     Drive,  Suite 600, Lone Tree,  Colorado,  U.S.A.  80124 (Facsimile  number:
     778-370-0146)

     (the "Optionee")

                                                               OF THE THIRD PART


W H E R E A S:

A. TA Metals holds the exclusive option from Geoforum Scandinavia AB ("Geoforum") to acquire a One Hundred percent (100%) interest in the Property, as more particularly described in Schedule "A" attached to and made a part of this Agreement, pursuant to an option agreement dated August 16, 2006 (the "Mineral Property Option Agreement"), as more particularly described in Schedule "B" attached to and made a part of this Agreement;

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B. TA Metals is a wholly-owned subsidiary of TAM;

C. The Optionor wishes to grant and the Optionee wishes to acquire up to an Eighty percent (80%) undivided interest in and to the Property on the terms and subject to the conditions set out in this Agreement.

     NOW THEREFORE THIS AGREEMENT WITNESSETH that in consideration of the premises and of the mutual promises, covenants, conditions, representations and warranties herein set out, the parties hereto agree as follows:

1.   INTERPRETATION

1.1 For the purposes of this Agreement, including the recitals and any schedules hereto, unless there is something in the subject matter or context inconsistent therewith, the following words and expressions shall have the following meanings:

(a) "Additional Option" means the additional option granted by the Optionor to the Optionee under Section 3.2 of this Agreement;

(b) "Affiliate" means that one corporation is affiliated with another corporation if (i) one of them is a subsidiary of the other, (ii) both of them are subsidiaries of the same corporation, or (iii) each of them is controlled by the same person;

(c) "After Acquired Properties" mean any and all mineral interests staked, located, granted or acquired by or on behalf of any party during the currency of this Agreement which are located, in whole or in part, within 2 kilometers of the perimeter of the Property;

(d)  "Agreement" means this Agreement, as amended from time to time;

(e) "Commercial Production" means the operation of the Property or any portion thereof as a producing mine and the production of mineral products therefrom (excluding bulk sampling, pilot plant or test operations);

(f) "Expenditures" means all expenses, obligations, costs and liabilities of whatever kind or nature spent or incurred directly or indirectly by the operator up to the implementation of the production program, in connection with the exploration and development of the Property, including, without limiting the generality of the foregoing, moneys expended in maintaining the Property in good standing and in applying for and securing one or more mining leases in respect of the Property, moneys expended in doing and filing assessment work, expenses paid for or incurred in connection with any program of surface or underground prospecting, exploring, geophysical, geochemical and geological surveying, diamond drilling and trenching, drifting, raising and other underground work, assaying and metallurgical testing and engineering, environmental studies, data preparation and analysis, data processing services, submissions to government agencies with respect to production permits, in acquiring facilities, in making contributions to a contingency fund required by the operator in paying the fees, wages, salaries, travelling expenses, and fringe benefits (whether or not required by law) of all persons engaged in work with respect to and for the benefit of the Property, in paying for the food, lodging and other reasonable needs of such persons and including a charge in lieu of overhead, management and other unallocatable costs, equal to the amounts determined (including administration fees payable to the operator).

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                                      -3-


     Expenditures shall be deemed to be incurred upon the earlier of (a) the date of payment of same; or (b) the date upon which such Expenditures become due and payable pursuant to the applicable contractual obligation;

(g) "Mining Work" means every kind of work done on or in respect of the Property or the products therefrom by or under the direction of or on behalf of or for the benefit of a party and, without limiting the generality of the foregoing, includes assessment work, geophysical, geochemical and geological surveying, studies and mapping, investigating, trenching, drilling, designing, examining, equipping, improving, surveying, shaft sinking, raising, crosscutting and drifting, searching for, digging, trucking, sampling, working and procuring minerals, ores, metals and concentrates, surveying and bringing any mineral claims or other interests to lease or patent, reporting and all other work usually considered to be prospecting, exploration, development and mining work;

(h) "Net Smelter Returns Royalty" or "NSR" means a net smelter returns royalty payable by the Optionee to the Optionor equal to One percent (1%) of the proceeds from production, as described in Schedule "C" hereto, for all minerals derived from the Property, however, if the Optionor is entitled to any form of NSR from another source, the NSR hereunder will be reduced accordingly so that the Optionor's aggregate net smelter returns royalty is no greater than One percent (1%);

(i)  "Option"  means the option  granted by the Optionor to the  Optionee  under
     Section 3.1 of this Agreement;

(j) "Property" means the mineral property interests more particularly described in Schedule "A" hereto, together with the licences, surface rights, mineral rights, personal property and permits associated therewith, and shall include any renewal thereof and any other form of successor or substitute title thereto, and any After-Acquired Properties;

(k)  "Shares" shall have the meaning set out in paragraph 3.1(b); and

(l) "Underlying NSR" means a net smelter returns royalty payable to Geoforum equal to Two percent (2%), as described in the Mineral Property Option Agreement.

1.2 In this Agreement, all dollar amounts are expressed in lawful currency of the United States of America, unless specifically provided to the contrary.

1.3 The titles to the respective Articles, Sections and paragraphs hereof shall not be deemed to be a part of this Agreement but shall be regarded as having been used for convenience only.

1.4 Words used herein importing the singular number shall include the plural, and vice-versa, and words importing the masculine gender shall include the feminine and neuter genders, and vice-versa, and words importing persons shall include firms, partnerships and corporations.

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                                      -4-


2.   REPRESENTATIONS AND WARRANTIES

2.1  Each party represents and warrants to the others that:

     (a) if a company, it is a company duly incorporated, validly subsisting and in good standing with respect to filing of annual reports under the laws of the jurisdiction of its incorporation and is or will be qualified to do business and to hold an interest in the Property in the jurisdiction in which the Property is located;

     (b) it has full power and authority to carry on its business and to enter into this Agreement and any agreement or instrument referred to in or contemplated by this Agreement and to carry out and perform all of its obligations and duties hereunder;

     (c) it has duly obtained all authorizations for the execution, delivery and performance of this Agreement, and such execution, delivery and performance and the consummation of the transactions herein contemplated will not conflict with, or accelerate the performance required by or result in any breach of any covenants or agreements contained in or constitute a default under, or result in the creation of any encumbrance, lien or charge under the provisions of its constating or initiating documents or any indenture, agreement or other instrument whatsoever to which it is a party or by which it is bound or to which it may be subject and will not contravene any applicable laws.

2.2  Each of TAM and TA Metals represents and warrants to the Optionee that:

     (a) Geoforum is the sole legal and beneficial owner of a One Hundred percent (100%) interest in the exploration and mining licences (the "Licences") covering the Property;

     (b) TA Metals holds the exclusive right and option from Geoforum to acquire a One Hundred (100%) percent interest in the Property and to develop such Property wholly or individually into a uranium mine on such terms and conditions for such development as may be legally permissible under the laws of the Kingdom of Sweden as are applicable from time to time;

     (e) there are no existing defaults nor grounds therefor on the part of TA Metals under the Mineral Property Option Agreement, and TA Metals has not received any notice alleging such defaults under the Mineral Property Option Agreement;

     (f) TA Metals has performed all obligations and requirements to be performed by it pursuant to the terms of the Mineral Property
                  Option Agreement;

     (g) TA Metals is the lawful owner of all right, title and interest in and to the Mineral Property Option Agreement, and has the right to assign the Mineral Property Option Agreement and its title and interest therein to the Optionee;

     (h) the Mineral Property Option Agreement is a valid and binding agreement and is fully enforceable in accordance with its terms;

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                                      -5-


     (i) they have not done or permitted any act, matter or thing whereby the Mineral Property Option Agreement has been assigned, in whole or in part, or encumbered;

     (j) there are no disputes of which TA Metals is aware between TA Metals and any third parties in respect to the Mineral Property Option Agreement;

     (d) the Property is assignable by the Optionor to the Optionee free and clear of all liens, charges and encumbrances, other than expressly disclosed by the Optionor to the Optionee in writing as more particularly described in Schedule "D" hereto, and is not subject to any right, claim or interest of any other person;

     (e) the Property is in good standing with respect to the filing of annual assessment work (if any), fees and taxes;

     (f) they have complied with all laws in effect in the jurisdiction in which the Property is located with respect to the Property, and such Property has been duly and properly recorded and located in accordance with such laws, and that the Optionee may enter in, under or upon the Property for all purposes of this Agreement without making any payment to, and without accounting to or obtaining the permission of, any other person other than any payment required to be made under this Agreement;

     (g) there is no adverse claim or challenge against or to the ownership of or title to the Property, or any portion thereof nor is there any basis therefor and there are no outstanding agreements or options to acquire or purchase the Property or any portion thereof or interest therein and no person has any royalty, other than the Underling Royalty, or interest whatsoever in production or profits from the Property or any portion thereof; and

     (h) to the best of its knowledge, conditions on and relating to the Property and operations conducted thereon are in compliance with all applicable laws, regulations or orders relating to environmental matters including, without limitation, waste disposal and storage;

     (i) there are no outstanding orders or directions relating to environmental matters requiring any work, repairs, construction or capital expenditures with respect to the Property and the conduct of the operations related thereto, nor has it received any notice of the same, and it is not aware of any basis on which any such orders or direction could be made; and

     (j) it is not aware of any material fact or circumstance which has not been disclosed to the Optionor which should be disclosed in order to prevent the representations and warranties in this section from being misleading or which may be material in the Optionor's decision to enter into this Agreement and acquire an interest in the Property.

2.3 The representations and warranties hereinbefore set out are conditions on which the parties have relied in entering into this Agreement, are to be construed as both conditions and warranties and shall, regardless of any investigation which may have been made by or on behalf of any party as to the

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                                      -6-


accuracy of such representations and warranties, survive the closing of the transaction contemplated hereby and each of the parties will indemnify and save the other harmless from all loss, damage, costs, actions and suits arising out of or in connection with any breach of any representation or warranty contained in this Agreement, and each party shall be entitled, in addition to any other remedy to which it may be entitled, to set off any such loss, damage or costs suffered by it as a result of any such breach against any payment required to be made by it to any other party hereunder.

3.   OPTION

3.1 The Optionor hereby irrevocably grants to the Optionee the sole and exclusive right and option to acquire a Fifty-One percent (51%) undivided interest in and to the Property (the grant of the Option includes the Optionor's direct and indirect interests in the Licences to explore for uranium and related derivatives (hereinafter generally described as "Uranium") on the Property), free and clear of all liens, charges, encumbrances, claims, royalties, rights or interest of any other person, such option to be exercisable by the Optionee:

     (a)  paying to the Optionor by certified cheque or bank draft as follows:

          (i) Twenty-Five Thousand Dollars ($25,000) on the date of execution of this Agreement; and

          (ii) an additional Twenty-Five Thousand Dollars ($25,000) on or before one year from the date of execution of this Agreement (the "Anniversary Date"), and upon each and every Anniversary Date thereafter until either the Option is exercised and the Optionee acquires an eighty percent (80%) interest in the Property or this Agreement is terminated, as the case may be;

     (b) issuing to the Optionor a total of One Hundred Thousand (100,000) common shares of the capital of the Optionee (the "Shares"), subject to such resale restrictions and legends as may be imposed by the applicable securities laws, as follows:

          (i) 50,000 Shares on or before the first Anniversary Date (provided that all liens against the Property have been removed); and

          (ii) an additional 50,000 Shares on or before the second Anniversary Date (provided that all liens against the Property have been removed); and

     (c) by incurring a total of Seven Hundred Thousand Dollars ($700,000) in Expenditures on the Property as follows:

          (i) Three Hundred Thousand Dollars ($300,000) in Expenditures prior to the first Anniversary Date; and

          (ii) an  additional  Four  Hundred  Thousand  Dollars   ($400,000)  in
               Expenditures prior to the second Anniversary Date.

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                                      -7-

3.2 The Optionor hereby irrevocably grants to the Optionee the sole and exclusive right and option (the "Additional Option") to acquire an additional Twenty-Nine percent (29%) undivided interest in and to the Property, for an aggregate 80% undivided interest in the Property, (the grant of the Option and the Additional Option includes the Optionor's direct and indirect interests in the Licences to explore for Uranium on the Property), free and clear of all liens, charges, encumbrances, claims, royalties, rights or interest of any other person, such option to be exercisable by the Optionee:

     (a) exercising the Option in accordance with the provisions of Section 3.1 hereof; and

     (b) by incurring an additional Three Million Dollars ($3,000,000) in Expenditures on the Property prior to the seventh Anniversary Date.

3.3 In the event that during any of the time periods specified in paragraph 3.1(c), the Optionee incurs Expenditures that exceed the minimum Expenditures required to be expended during a particular time period, the excess amount will be credited towards the requirements of the next succeeding time period (including paragraph 3.2(b)), and such Expenditures may be accelerated at the Optionee's sole discretion.

3.4 In the event any option payment, share issuance, or the minimum work requirements for any time period are not met pursuant to Section 3.1 or 3.2, the Option or the Additional Option, as applicable, will terminate, subject to the notice provisions of Section 20.1 below, and subject to the following provisions:

     (a)  If the Expenditures  incurred pursuant to paragraphs  3.1(c)(i) and/or
          (ii) are less than the stipulated aggregate minimums for the respective time period specified therein, then the Optionee may, at its sole discretion, continue to exercise the Option and acquire its additional interests under paragraphs 3.1(a), (b) or (c), respectively, by paying the amount of the deficiency to the Optionor within sixty (60) days following the applicable Anniversary Date;

     (b) If the Expenditures incurred pursuant to Section 3.2 are less than the stipulated aggregate minimums for the respective time period specified therein, then the Optionee may, at its sole discretion, continue to exercise the Additional Option and acquire its additional interests under Section 3.2, respectively, by paying the amount of the deficiency to the Optionor within sixty (60) days following the applicable Anniversary Date; and

     (c) If the Expenditures incurred pursuant to paragraph 3.2(b) are less than the stipulated aggregate minimum prior to the seventh Anniversary Date, the Optionee will have the right to extend the period for incurring the Three Million Dollars ($3,000,000) in Expenditures under paragraph 3.2(b) by up to an additional two (2) years by paying a One Hundred Thousand Dollar ($100,000) delay payment (the "Delay Payment") to the Optionor within sixty (60) days of the end of the seventh Anniversary Date. In the event the Optionee pays the Delay Payment to the Optionor within such date, the Optionee will have the additional two years during which to either incur the required Expenditures or pay the amount of the deficiency to the Optionor within sixty (60) days following the ninth Anniversary Date, in order to exercise the Additional Option.

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                                      -8-


3.5 The Optionee acknowledges that on commencement of Commercial Production,the Property will be subject to the Net Smelter Returns Royalty and the Underlying NSR.

4.   TRANSFER OF PROPERTY

4.1 Upon execution of this Agreement,the Optionor will forthwith deliver to the Optionee's nominee to hold in trust for the parties in accordance with the terms of this Agreement:

     (a) A registrable transfer or transfers of the Licences and exploitation concessions comprising the Property, or such other instrument as may be required pursuant to the laws of the Kingdom of Sweden to effect such transfer, transferring to the Optionee up to a Fifty-One percent (51%) undivided interest therein, and the Optionee will be entitled to immediately register the transfer or transfers against the title to those Licences, concessions and Property;

     (b) A registrable transfer or transfers of the Licences and exploitation concessions comprising the Property, or such other instrument as may be required pursuant to the laws of the Kingdom of Sweden to effect such transfer, transferring to the Optionee up to an additional Twenty-Nine percent (29%) undivided interest therein, and the Optionee will be entitled to immediately register the transfer or transfers against the title to those Licences, concessions and Property; and

     (c) The transfer and assignment of any option, right of refusal or other claim to the Property held by the Optionor or through the Optionor by any third party, all of which are disclosed in Schedule "D" hereto, to the Optionee or its nominee on the same terms and in good standing, and the Optionee or its nominee will assume all rights and obligations of the Optionor under any such option, right of refusal or other claim to the Licences or Property, from and after the date of execution of this Agreement.

5.   JOINT VENTURE

5.1  In the event that the Optionee:

     (a) exercises the Option in accordance with the terms of this Agreement, then the Optionee shall have a period of one hundred and twenty (120) days following the second Anniversary Date to notify (the "Notice of Election") the Optionor that the Optionee elects to establish a joint venture with the Optionor (a failure to elect within such time period will be deemed to be a decision by the Optionee of its intention to exercise the Additional Option);

     (b) exercises the Option and makes the Notice of Election in accordance with the terms of this Agreement and provides notice to the Optionor that the Optionee no longer intends to exercise the Additional Option; or

     (c) exercises the Option and Additional Option in accordance with the terms of this Agreement;

then the  Optionor  and the  Optionee  agree that a joint  venture  (the  "Joint
Venture") will be deemed to have automatically formed for the further exploration and development of the Property, sharing the costs of such

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                                      -9-


exploration and development in accordance with their respective interests in the Property, and the parties agree to negotiate, in good faith and enter into a formal joint venture agreement (the "Joint Venture Agreement") incorporating the material terms set out in Schedule "E" attached hereto.

6.   ARBITRATION AND LITIGATION

6.1 Any dispute between the parties concerning any matter or thing arising from this Agreement may be referred to a mutually agreeable professional (the "Arbitrator"). In the event that the parties cannot mutually agree on the appointment of an Arbitrator within fifteen (15) days of written notice of a disagreement or dispute under this Agreement, the single Arbitrator will be appointed by the British Columbia International Commercial Arbitration Centre ("BCICAC") of Vancouver, British Columbia, as the appointing authority. The appointment of any additional Arbitrators will be with the mutual consent and agreement of the parties and in the absence of such a sole Arbitrator will hear the Arbitration.

6.2 For any disagreement or dispute referred to arbitration, resolution will be determined by arbitration pursuant to the Rules of Procedure established by the BCICAC, and it will be conducted in Vancouver, British Columbia or as otherwise may be agreed as convenient for the parties. The cost of such arbitration shall initially be born equally by the Optionee and the Optionor. Any arbitration will determine, with finality, any disagreement or dispute and the Arbitrator's decision will be binding and final on the parties from which there will be no appeal. In the event that one party alleges a default or breach which the other denies, or a failure to satisfactorily cure a default, then the Arbitrator may make an order to relieve against forfeiture or set out the required terms to cure the default. An Arbitrator will also decide matters including the cost of the arbitration, and the Arbitrator is hereby authorized and instructed to award up to One Hundred percent (100%) costs on a solicitor own client or special costs basis, as warranted, to the successful party in connection with any arbitration. In the event a party fails or is otherwise unable to pay its share of any costs under this provision, the other party is hereby authorized but not obligated to make that payment and deduct the same from any money claimed owed by the unsuccessful party to the arbitration.

6.3 Notwithstanding the parties may arbitrate any dispute, matter or issue pertaining to this Agreement, nothing herein requires the parties to limit their alternative dispute resolution efforts to only Arbitration. However, the parties agree that any Arbitration proceeding will be commenced in British Columbia as provided in this Section 6.

6.4 Nothing herein precludes, prevents or limits any dispute, matter or issue pertaining to this Agreement from being litigated before a court of competent jurisdiction to hear such matters in the jurisdiction of the State of Nevada which is also the law of the contract between the parties, unless the parties mutually agree in writing to attorn to a different jurisdiction for the commencement of legal proceedings.

7.   RIGHT OF ENTRY

7.1 Except as otherwise provided in this Agreement, until the Option and the Additional Option, if applicable, is exercised or terminated in accordance with the terms of this Agreement, the Optionee, its servants and agents shall have the sole and exclusive right to:

     (a)  enter in, under or upon the Property and conduct Mining Work;

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                                      -10-


     (b)  exclusive and quiet possession of the Property;

     (c) bring upon the Property and to erect thereon such mining facilities as it may consider advisable; and

     (d) remove from the Property ore or mineral products for the purpose of bulk sampling, pilot plant or test operations.

7.2 The Optionee grants to the Optionor or its duly authorized representatives in writing, access to the Properties provided that such access is not disruptive to the exploration or mining activities of the Optionee.

8.   POWERS, DUTIES AND OBLIGATIONS OF OPTIONEE

8.1 The Optionee shall have full right, power and authority to do everything necessary or desirable to carry out an exploration program on the Property and to determine the manner of exploration and development of the Property and, without limiting the generality of the foregoing, the right, power and authority to:

     (a) regulate access to the Property, subject only to the right of the Optionor and its representatives to have access to the Property at all reasonable times for the purpose of inspecting work being done thereon but at their own risk and expense;

     (b) employ and engage such employees, agents and independent contractors as it may consider necessary or advisable to carry out its duties and obligations hereunder and in this connection to delegate any of its powers and rights to perform its duties and obligations hereunder but the Optionee shall not enter into contractual relationships except on terms which are commercially competitive;

     (c) execute all documents, deeds and instruments, do or cause to be done all such acts and things and give all such assurances as may be necessary to maintain good and valid title to the Property, and each party hereby irrevocably constitutes the Optionee its true and lawful attorney to give effect to the foregoing and the Optionee hereby agrees to indemnify and save the Optionor harmless from any and all costs, loss or damage sustained or incurred without gross negligence or bad faith by the Optionor directly or indirectly as a result of the Optionee's exercise of its powers pursuant to this paragraph 8.1(c); and

     (d) conduct such title examinations and cure such title defects as may be advisable in the reasonable judgment of the Optionee.

8.2  The Optionee shall have the duties and obligations to:

     (a) keep the Property free and clear of all liens and encumbrances arising from its operations hereunder (except liens contested in good faith by the Optionee) and in good standing by the doing and filing, or payment in lieu thereof, of all necessary assessment work and payment of all taxes required to be paid and by the doing of all other acts and things and the making all other payments required to be made which may be necessary in that regard;

     (b) permit the Optionor and its representatives, duly authorized by it, in writing, at their own risk and expense, access to the Property at all reasonable times and to all records prepared by the Optionee in connection with Mining Work;

     (c) conduct all work on or with respect to the Property in a careful and minerlike manner and in accordance with the applicable laws of the jurisdiction in which the Property is located and indemnify and save the Optionor harmless from any and all claims, suits or actions made or brought against the Optionor as a result of work done by the Optionee on or with respect to the Property; and

     (d) maintain true and correct books, accounts and records of operations hereunder.

9.   VESTING OF INTEREST

9.1 Forthwith upon the Optionee exercising the Option by performing the requirements of Section 3.1, a Fifty-One percent (51%) undivided interest in and to the Property shall vest, and shall be deemed for all purposes hereof to have vested, in the Optionee.

9.2 Upon completion of the option payments and share issuances and incurring the Expenditures outlined in Section 3.1, the Optionee shall be entitled forthwith to record such transfer documents outlined in Section 4.1(a) in the appropriate land title office in the jurisdiction in which the Property is located, but shall hold such interest in the Property at all times pursuant to the terms of this Agreement.

9.3 Forthwith upon the Optionee exercising the Additional Option by performing the requirements of Section 3.2, an additional undivided Twenty-Nine percent (29%) interest in and to the Property shall vest, and shall be deemed for all purposes hereof to have vested, in the Optionee.

9.4 Upon completion of the option payments and share issuances and incurring the Expenditures outlined in Section 3.1 and incurring the Expenditures outlined in Section 3.2, the Optionee shall be entitled forthwith to record such transfer documents outlined in Section 4.1(b) in the appropriate land title office in the jurisdiction in which the Property is located, but shall hold such interest in the Property at all times pursuant to the terms of this Agreement.

9.5 The parties acknowledge the right and privilege of the Optionor and Optionee to file, register and/or to otherwise deposit a memoradum of this Agreement, caveat, or lis pendens at any time in the appropriate land title office for the jurisdiction in which the Property is located to give third parties notice of this Agreement, and hereby agree, each with the other, to do or cause to be done all acts or things reasonably necessary to effect such registration to the extent permitted by law.

10.  TERMINATION OF OPTION

10.1 In the event of default in the performance of the requirements of Section 3.1, then subject to the provisions of Section 10.3 of this Agreement, the Option and this Agreement shall terminate.

10.2 The Optionee shall have the right to terminate this Agreement, or abandon all right, title and interest in any portion of the Property, by giving thirty
(30) days' written notice of such termination or abandonment to the Optionor, and upon the effective date of such termination of this Agreement, or abandonment of any portion of the Property, this Agreement shall be of no further force and effect to the extent of such termination or abandoned portion of the Property, except the Optionee shall be required to perform any obligations which are the responsibility of the Optionee as specified under the provisions of this Agreement and which have not been satisfied.

10.3 Notwithstanding any other provisions of this Agreement, in the event of termination of this Agreement, or the abandonment of any portion of the Property, the Optionee shall:

     (a) transfer or re-transfer the Licences and/or the Property, or the portion thereof abandoned, to the Optionor, provided always that the Property shall, at the date of such transfer or re-transfer, all annual assessment fees/property taxes on the Property will have been paid up to and including the effective date of termination or the date abandonment occurs;

     (b) deliver to the Optionor any and all reports, samples, drill cores and engineering data of any kind whatsoever pertaining to the Property or related to Mining Work which has not been previously delivered to the Optionor;

     (c) perform or secure the performance of all reclamation and environmental rehabilitation as may be required by all applicable legislation; and

     (d) upon notice from the Optionor, remove all materials, supplies and equipment from the Property, or from the portion thereof so abandoned, provided however, that the Optionor may dispose of any such materials, supplies or equipment not removed from the Property within one hundred and eighty (180) days of receipt of such notice by the Optionee.

11.  CONFIDENTIALITY

11.1 All information and data concerning or derived from Mining Work shall be confidential and, except to the extent required by law or by regulation of any securities commission, stock exchange or other regulatory body, shall not be disclosed to any person other than a party's professional advisors or an Affiliate without the prior written consent of the other party or parties, which consent shall not unreasonably be withheld.

11.2 The text of any news releases or other public statements which a party desires to make with respect to the Property shall be made available to the other party or parties prior to publication and the other party or parties shall have the right to make suggestions for changes therein within twenty-four (24) hours of delivery.

12.  RESTRICTIONS ON ALIENATION

12.1 No party (the "Selling Party") shall sell, transfer, convey, assign, mortgage or grant an option in respect of or grant a right to purchase or in any manner transfer or alienate all or any portion of its interest or rights under this Agreement without the prior consent in writing, within 30 days of receipt of notice thereof, of the other parties, such consent not to be unreasonably withheld, and the failure to notify the Selling Party within the said thirty
(30) days that such consent has been withheld shall be deemed to constitute the consent of the other parties.

12.2 Before the completion of any sale or other disposition by any party of its interests or rights or any portion thereof under this Agreement, the Selling Party shall require the proposed acquirer to enter into an agreement with the party or parties not selling or otherwise disposing on the same terms and conditions as set out in this Agreement.

12.3 The provisions of Sections 12.1 and 12.2 shall not prevent a party from entering into an amalgamation or corporate reorganization which will have the effect in law of the amalgamated or surviving company possessing all the property, rights and interests and being subject to all the debts, liabilities and obligations of each amalgamating or predecessor company, or prevent a party from assigning its interest to an Affiliate of such party provided that the Affiliate first complies with Section 12.2 and agrees in writing with the other parties to re-transfer such interest to the originally assigning party immediately before ceasing to be an Affiliate of such party.

13.  AFTER ACQUIRED PROPERTIES

13.1 The parties covenant and agree, each with the others, any and all After Acquired Properties shall be subject to the terms and conditions of this Agreement and shall be added to and deemed, for all purposes hereof, to be included in the Property. Any costs incurred by the Optionee in staking, locating, recording or otherwise acquiring any After Acquired Properties shall be included in the calculation of its Expenditures hereunder.

14.  PERSONAL INFORMATION

14.1 This Agreement requires the Optionor to provide certain personal, corporate or otherwise confidential information (the "Optionor's Personal Information") concerning the Optionor to securities regulatory authorities. Such information is being collected by the regulatory authorities for the purposes of completing this transaction, which includes, without limitation, determining the Optionor's eligibility with respect to the issuance of the common shares in the capital stock of the Optionee and completing filings required by any stock exchange or other securities regulatory authority. The Optionor's personal information may be disclosed by the Optionee to: (a) stock exchanges or securities regulatory authorities, (b) the Optionee's registrar and transfer agent, and (c) any of the other parties involved in this transaction to whom the Optionee have a duty of disclosure. By executing this Agreement, the Optionor is deemed to be consenting to the foregoing collection, use and disclosure of the Optionor's Personal Information. The Optionor also consents to the filing of copies or originals of any of the Optionor's documents described in this Agreement as may be required to be filed with any stock exchange or securities regulatory authority in connection with the transactions contemplated hereby.

15.  FURTHER ASSURANCES

15.1 Each of the parties covenants and agrees, from time to time and at all times, to do all such further acts and execute and deliver all such further deeds, documents and assurances as may be reasonably required in order to fully perform and carry out the terms and intent of this Agreement.

16.  NOTICE

16.1 The parties agree that where any notice is required or permitted to be given or delivered it may be effectively given or delivered if it is delivered personally, by electronic mail ("email") or by mailing the same by prepaid registered or certified mail or by facsimile ("Fax") at the postal or email addresses or facsimile numbers set out above or to such other addresses or facsimile numbers as the party entitled to or receiving such notice may notify the other parties as provided for herein. Delivery will be deemed to have been received:

     (a)  the  same  day  if  given  by  personal   service  or  if  transmitted
          electronically by email or Fax; or

     (b) ten (10) business days following the day of posting if sent by regular post, except in the event of disruption of the postal service in which event notice will be deemed to be received only when actually received.

16.2 Any party may at any time give notice in writing to the others of any change of address, and from and after the giving of such notice, the address therein specified will be deemed to be the address of such party for the purposes of giving notice hereunder.

17.  TIME OF THE ESSENCE

17.1 Time shall be of the essence in the performance of this Agreement.

18.  ENUREMENT

18.1 This Agreement shall enure to the benefit of and be binding upon the parties and their respective successors and permitted assigns.

19.  FORCE MAJEURE

19.1 No party will be liable for its failure to perform any of its obligations under this Agreement due to a cause beyond its reasonable control (except those caused by its own lack of funds) including, but not limited to, acts of God, fire, storm, flood, explosion, strikes, lockouts or other industrial disturbances; acts of public enemy, war, riots, civil strife, insurrection, rebellion or disobedience on behalf of any third party or group; other actions by citizen groups, including but not limited to environmental organizations or native rights groups; inability to obtain on reasonably acceptable terms any public or private license, permit or other authorization; curtailment or suspension of activities to remedy or avoid an actual or alleged, present or prospective violation of environmental protection laws; other laws, rules and regulations or orders of any duly constituted governmental authority, or non-availability of materials or transportation (each an "Intervening Event").

19.2 All time limits imposed by this Agreement will be extended by a period equivalent to the period of delay resulting from an Intervening Event.

19.3 A party relying on the provisions of Section 19.1 hereof, insofar as possible, shall promptly give written notice to the other party of the particulars of the Intervening Event, shall give written notice to all other parties as soon as the Intervening Event ceases to exist, shall take all reasonable steps to eliminate any Intervening Event and will perform its obligations under this Agreement as far as practicable, but nothing herein will require such party to settle or adjust any labour dispute or to question or to test the validity of any law, rule, regulation or order of any duly constituted governmental authority or to complete its obligations under this Agreement if an Intervening Event renders completion impossible.

20.  DEFAULT

20.1 If a party (the "Defaulting Party") is in default of any requirement herein set forth, the party affected by such default (the "Non-Defaulting Party") shall give written notice to all other parties within thirty (30) days of becoming aware of such default, specifying the default, and the Defaulting Party shall not lose any rights under this Agreement, nor shall the Agreement or the Option terminate, nor shall the Non-Defaulting Party have any rights, remedies or cause of action pursuant to this Agreement, or otherwise hereunder as a result of such default, unless within sixty (60) days after the giving of notice of default by the Non-Defaulting Party, the Defaulting Party has failed to cure the default by the appropriate performance, and if the Defaulting Party fails within such period to cure such default, the Non-Defaulting Party shall only then be entitled to seek any remedy it may have on account of such default.

21.  SEVERABILITY

21.1 If any one or more of the provisions contained herein should be invalid, illegal or unenforceable in any respect in any jurisdiction, the validity, legality and enforceability of such provisions shall not in any way be affected or impaired thereby in any other jurisdiction and the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

22.  AMENDMENT

22.1 This Agreement may not be changed orally but only by an agreement in writing, signed by the party against which enforcement, waiver, change, modification or discharge is sought.

23.  ENTIRE AGREEMENT

23.1 This Agreement constitutes and contains the entire agreement and understanding between the parties and supersedes all prior agreements, memoranda, correspondence, communications, negotiations and representations, whether oral or written, express or implied, statutory or otherwise between the parties or any of them with respect to the subject matter hereof.

24.  OPTION ONLY

24.1 This Agreement provides for an option only, and except as specifically provided otherwise, nothing herein contained shall be construed as obligating the Optionee to do any acts or make any payments hereunder and any act or acts or payment or payments as shall be made hereunder shall not be construed as obligating the Optionee to do any further act or make any further payment.

25.  GOVERNING LAW

25.1 This Agreement, will be governed and construed in accordance with the laws of the State of Nevada, unless it is mutually agreed by the parties in writing that the law and jurisdictional venue of some other jurisdiction will be adopted and agreed upon as the applicable substantive or procedural laws for a specific matter or proceeding rather than the laws of Nevada.

26.  COUNTERPARTS

26.1 This Agreement may be executed in two or more counterparts, each of which will be deemed an original and all of which together will constitute one complete Agreement duly executed by the parties. Where counterparts are delivered in original or faxed form or by scanned e-mail, the parties adopt any signature received by a receiving fax machine or e-mail as the original signatures of the parties.


     IN WITNESS WHEREOF the parties have executed this Agreement as of the day, month and year first above written.


THE COMMON SEAL of TRANS ATLANTIC METALS AG was hereto             )
affixed in the presence of:                                        )
                                                                   )
                                                                   )
                                                                   )
Authorized Signatory                                               )         c/s
                                                                   )
                                                                   )
                                                                   )
Authorized Signatory                                               )
                                                                   )
                                                                   )

THE COMMON SEAL of T.A. METALS, SWEDEN AG was hereto affixed       )
in the presence of:                                                )
                                                                   )
                                                                   )
                                                                   )
Authorized Signatory                                               )         c/s
                                                                   )
                                                                   )
                                                                   )
Authorized Signatory                                               )
                                                                   )
                                                                   )


THE COMMON SEAL of URANIUM INTERNATIONAL CORP. was hereto          )
affixed in the presence of:                                        )
                                                                   )
                                                                   )
                                                                   )
Authorized Signatory                                               )         c/s
                                                                   )
                                                                   )
                                                                   )
Authorized Signatory                                               )
                                                                   )

THIS IS SCHEDULE "A" TO THE OPTION AGREEMENT DATED FOR REFERENCE NOVEMBER 17, 2009 BETWEEN TRANS ATLANTIC METALS AG, T.A. METALS, SWEDEN AG AND URANIUM INTERNATIONAL CORP.


                             DESCRIPTION OF PROPERTY



A.   LICENCES

1.

2.

3.

4.

B.   PROPERTIES

1. Bjorklund in the commune of Arvidsjaur, permit n:o 173 year 2005 renewed until 12 September 2011

2. Labbas in the commune of Arjeplog, permit n:o 176 year 2005 renewed until 12 September 2011

3. Marrviken in the commune of Harjedalen, permit n:o 174 year 2005 renewed until 12 September 2011

4. Staverberget in the commune of Harjedalen, permit n:o 175 year 2005 renewed until 12 September 2011 Staverberget n:o 2 in the commune of Harjedalen, permit n:o 6 year 2007 renewed until September 12, 2011.

THIS IS SCHEDULE "B" TO THE OPTION AGREEMENT DATED FOR REFERENCE NOVEMBER 17, 2009 BETWEEN TRANS ATLANTIC METALS AG, T.A. METALS, SWEDEN AG AND URANIUM INTERNATIONAL CORP.


                        MINERAL PROPERTY OPTION AGREEMENT

THIS IS SCHEDULE "C" TO THE OPTION AGREEMENT DATED FOR REFERENCE NOVEMBER 17, 2009 BETWEEN TRANS ATLANTIC METALS AG, T.A. METALS, SWEDEN AG AND URANIUM INTERNATIONAL CORP.


                           NET SMELTER RETURNS ROYALTY

1. All capitalized terms used herein shall have the meanings assigned to them in the Option Agreement.

2. For the purposes of the Option Agreement to which this Schedule "C" is appended, the term "Net Smelter Returns" shall, subject to paragraphs 3, 4 and 5 below, mean gross revenues received from the sale by the Optionee of all ore mined from the Property and from the sale by the Optionee of concentrate, metal and products derived from ore mined from the Property, after deduction of the following:

     (a) all smelting and refining costs, sampling, assaying and treatment charges and penalties including but not limited to metal losses, penalties for impurities and charges for refining, selling and handling by the smelter, refinery or other purchaser (including price participation charges by smelters and/or refiners);

     (b) costs of handling, transporting, securing and insuring such material from the Property or from a concentrator, whether situated on or off the Property, to a smelter, refinery or other place of treatment, and in the case of gold or silver concentrates, security costs;

     (c) government royalties, ad valorem taxes and taxes based upon sales or production, but not income taxes; and (d) sales commissions (not to exceed three percent (3%)) incurred in selling ore mined from the Property and from concentrate, metal and products derived from ore mined from the Property.

3. (a) Where revenue otherwise to be included under this Schedule "C" is received by the Optionee in a transaction with a party with whom it is not dealing at arm's length, the revenue to be included shall be based on the fair market value under the circumstances and at the time of the transaction.

     (b) Where a cost otherwise deductible under this Schedule "C" is incurred by the Optionee in a transaction with a party with whom it is not dealing at arm's length, the cost to be deducted shall be the fair
          market  cost  under  the   circumstances   and  at  the  time  of  the
          transaction.

4. The Optionee and the person receiving a percentage of Net Smelter Returns hereby expressly agree that in no event shall the Optionee have any liability to the person receiving a percentage of Net Smelter Returns as the result of the amount of revenues received by the Optionee from any forward sales or other hedging activities engaged in and by the Optionee with respect to ore concentrate, metal and products from the Property. In addition, the Optionee and the person receiving a percentage of Net Smelter Returns agree that the Optionee shall have no obligation, express or implied, to engage in (or not engage in) any forward sales or other hedging activities with respect to ore concentrate, metal or products from the Property. For greater certainty the person receiving a percentage of Net Smelter Returns will be paid for the amount of product actually produced from the Property calculated according to paragraph 2 of this Schedule "C" regardless of the hedging practices of the Optionee.

5. If the Property is brought into Commercial Production, it may be operated as a single operation with other mining properties owned by third parties or in which the Optionee has an interest, in which event, the parties agree that (notwithstanding separate ownership thereof) ores mined from the mining properties (including the Property) may be blended at the time of mining or at any time thereafter, provided, however, that the respective mining properties shall bear and have allocated to them their proportionate part of costs described in paragraphs 2(a) to 2(d) above incurred relating to the single operation, and shall have allocated to each of them the proportionate part of the revenues earned relating to such single operation. In making any such allocation, effect shall be given to the tonnages of ore and other material mined and beneficiated and the characteristics of such material including the metal content of ore removed from, and to any special charges relating particularly to ore, concentrates or other products or the treatment thereof derived from, any of such mining properties.

     The  Optionee  shall  ensure that  reasonable  practices and procedures are
     adopted   and   employed   for  weighing,  determining   moisture  content,
     sampling and assaying and determining recovery factors.

6.   Payments of a percentage of Net Smelter Returns shall be made within thirty
     (30) days after the end of each calendar quarter in which Net Smelter Returns, as determined on the basis of final adjusted invoices, are received by the Optionee.

7. After the year in which Commercial Production is commenced on the Property, each person receiving a percentage of Net Smelter Returns from the Optionee shall be provided quarterly, within ninety days (90) after the end of each calendar quarter, with a copy of the calculation of Net Smelter Returns, determined in accordance with this Schedule "C", for the preceding calendar, certified correct by the Optionee. The person receiving a percentage of Net Smelter Returns shall have the right, upon serving thirty
     (30) days' notice to the Optionee, to conduct an independent audit. Such audit will be conducted at the sole cost of the person receiving a percentage of Net Smelter Returns, unless the amount due from the Optionee as determined by the independent audit exceeds the amount due from the Optionee as determined by the Optionee by greater than ten percent (10%), in which case the Optionee shall be responsible for the cost of the audit. The Optionee will provide such materials and information as reasonably necessary to allow the audit to be performed.

8. Nothing contained in the Option Agreement or any schedule attached thereto shall be construed as conferring upon any person receiving a percentage of Net Smelter Returns any right to or beneficial interest in the Property. The right to receive a percentage of Net Smelter Returns from the Optionee as and when due is and shall be deemed to be a contractual right only. Furthermore, the right to receive a percentage of Net Smelter Returns by a party from the Optionee as and when due shall not be deemed to constitute the Optionee the partner, agent or legal representative of such party or to create any fiduciary relationship between them for any purpose whatsoever.

9. The Optionee shall be entitled to (i) make all operational decisions with respect to the methods and extent of mining and processing of ore, concentrate, metal and products produced from the Property (for example, without limitation, the decision to process by heap leaching rather than conventional milling), (ii) make all decisions relating to sales of such ore, concentrate, metal and products produced and, (iii) make all decisions concerning temporary or long-term cessation of operations.

         THIS IS SCHEDULE "D" TO THE OPTION AGREEMENT DATED FOR REFERENCE NOVEMBER 17, 2009 BETWEEN TRANS ATLANTIC METALS AG, T.A. METALS, SWEDEN AG AND URANIUM INTERNATIONAL CORP.


      DISCLOSURE OF ALL LIENS, CHARGES AND ENCUMBRANCES (INCLUDING OPTIONS,
            RIGHTS OF FIRST REFUSAL OR CLAIMS AGAINST THE PROPERTIES)

1. Geoforum letter dated 13-01-2009 (attached to Schedule "D") regarding an imminent agreement to be transacted between TAM and the Optionee regarding properties in Central and North Sweden.

2. TGB Borrteknik AB letter dated 08-01-2009 (attached to Schedule "D") regarding TAM's outstanding invoices and proposed repayment schedule.

THIS IS SCHEDULE "E" TO THE OPTION AGREEMENT DATED FOR REFERENCE NOVEMBER 17, 2009 BETWEEN TRANS ATLANTIC METALS AG, T.A. METALS, SWEDEN AG AND URANIUM INTERNATIONAL CORP.


                    MATERIAL TERMS OF JOINT VENTURE AGREEMENT

Under Section 5.1 of the Agreement, the Optionee and the Optionor agree to execute and deliver a joint venture agreement for the future exploration and development of the Property on a joint venture basis on the following material terms:

(1) The initial interest of the parties in and to the Property and all other assets, liabilities, benefits or losses (the "Project") will be:

     Optionee: either 51%; or 80% interest (as the case may be, depending on the interest acquired by the Optionee); and

     Optionor: either 49%; or 20% interest (as the case may be);

subject to variation from time to time as set out below. The parties will be deemed to have initially contributed the following costs for the Project:

     Optionee either $700,000 plus the option payments under paragraph 3.1(a) of the Agreement; or $3,700,000 plus the option payments under paragraph 3.1(a) of the Agreement (as the case may be, depending on the interest acquired by the Optionee), such amount being referred to herein below as "A"; and

     Optionor the dollar figure required (such amount being referred to herein below as "B") to equate to the Optionor's respective initial percentage interest (i.e. being either 49% or 20%, as the case may be), where the Optionor's initial percentage interest (being referred to herein below as "PI"), is equal to:

               PI       =            B            X        100%
                                 _________
                                  (A + B)

(2) The parties will form a management committee consisting of one member appointed by each party (the "Management Committee"). The Management Committee will have the power and authority to make binding decisions on behalf of the parties with respect to the exploration and development of the Property and the Project, and all matters incidental thereto, including the approval of annual work programs and budgets for all exploration and development work. All decisions of the Management Committee will be made by a simple majority of votes, each party having one vote for each one percent (1%) of interest held in the Project. In the event of a tie vote, the Operator will have a casting or deciding vote.

(3) The Management Committee will appoint a person or company to act as the daily manager and administrator of the exploration and development work on the Property (the "Operator"), and the first Operator will be the Optionee until its resignation or removal by the Management Committee.

(4) The Operator will prepare and submit for the consideration of the Management Committee annual work programs and budgets for the exploration and development work on the Property (collectively the "Programs" and individually a "Program"). If the Operator has not submitted a Program within ninety (90) days of any

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                                      -5-


calendar year end, the non-Operator will be entitled to prepare and submit a Program to the Management Committee for its consideration.

(5) Within sixty (60) days following the Management Committee's approval of a Program, the Parties will elect by notice in writing to the Management Committee to either not participate in the Program, participate in the Program to the full extent of their cost share, or participate in the Program for an amount less than their cost share. A party's cost share will be equal to its proportionate share of cost of a Program based upon its interest held in the Project. If a party elects to not participate or elects to participate for an amount less than its cost share, that party will suffer dilution of its interest in the Property and the Project in accordance with the provisions below.

(6) If a party elects not to contribute or elects to contribute less than its entire cost share, such party's interest in the Project will be reduced to a percentage equal to the fraction the numerator of which is the total costs for the Project paid or deemed paid by the party and the denominator of which is the total costs for the Project of all parties paid or deemed paid, multiplied by 100, and the other party's interest will be accordingly increased. If any party's interest is reduced below ten percent (10%) by the operation of this paragraph, such party will transfer its remaining interest in the Project to the other party, and will receive as consideration therefore a three percent (3%) net smelter royalty ("NSR"). NSR from production will be calculated in accordance with generally accepted international accounting principles and generally accepted industry standards for calculating NRS. After the formation of the joint venture contemplated by the provisions of paragraphs 4 and 7 herein, any non-participating party's interest will be diluted from time to time in accordance with this formula:

  INITIAL, ACTUAL AND DEEMED EXPENDITURES OF A PARTY          X  100% =      %
______________________________________________________________          _____
Total, Initial, Actual and Deemed Expenditures of both parties

(7) The parties electing to contribute to a Program will have thirty (30) days from receipt of the Operator's invoice to pay their cost share in proportion to their interest in the Project. If a party fails to pay its cost share within such time, the defaulting party's interest will suffer dilution in accordance with the provisions of paragraph 6 above, but at twice (2 times) the normal rate, and the Operator will have a lien upon that party's share of production to a value equal to one hundred and fifty percent (150%) of the amount in default with interest at ten percent (10%) per annum calculated from the date of default until the date of repayment. The Operator will be entitled to render invoices for costs of a Program in advance, provided that such request for an advance does not exceed the estimated cost for the next one (1) month's operations.

(8) The Operator will be entitled to charge the parties a management fee equal to:

     (a) Fifteen percent (15%) of any Program's budget for Programs not exceeding $2,000,000;

     (b) Five percent (5%) of any Program's budget for Programs exceeding $2,000,000, but not exceeding $10,000,000; or

     (c) Three percent (3%) of any Program's budget for Programs exceeding $10,000,000.

(9) The non-Operator will be entitled to enter upon the Property after 24 hours advance notice to the Operator, at the non-Operator's own risk, provided that such access is not disruptive to the exploration or mining activities of the Operator.